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EXHIBIT 20.07

     AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER DATED JULY 8,2000 (the "Agreement"), among EZCONNECT, INC., a Nevada corporation, EZCONNECT MERGER CO., a Nevada corporation; and ENCORE WIRELESS, INC., a California corporation

     This Amendment No. 1 to the Agreement (this "Amendment No. 1") is dated as of August 9, 2000. All undefined capitalized terms used herein shall have the same meaning as such terms are defined in the Agreement.

                                   PREMISES

     WHEREAS, EZConnect has agreed to provide an additional $150,000 in immediately available funds to Encore pursuant to a promissory note in the form attached hereto as Exhibit A (the "Promissory Note"). The outstanding amount of the Promissory Note shall be treated as a deposit towards the purchase price for the Encore Shares upon the Audit Completion Date in the event all the other conditions for the purchase of the Encore Shares are either satisfied or waived by the appropriate parties;

     WHEREAS, the parties have agreed to accelerate the Closing Date to September 15, 2000; and

     WHEREAS, Encore has agreed to remove certain closing conditions set forth in Article VI of the Agreement relating to the trading volume and stock prices of the EZConnect Common Stock.

     AMENDMENT The following chances shall be made as the date hereof:

Section 1.01(d)

  - The words "and (ii) $200,000" shall be deleted after subsection Section 1.01(d)(i) and replaced with the following: "(ii) $150,000 on August 9, 2000 (the "Advance"); and (iii) $50,000"

  - The second sentence of the first paragraph of Section 1.01 (d) shall be deleted in its entirety.

  - The following paragraph shall be added as the last paragraph of Section
1.01 (d): "The Advance shall be deemed to be a loan from EZConnect to Encore up to and including the Audit Completion Date and Encore shall provide EZConnect with a promissory note in the principal amount of $150,000, without interest, which shall become due and payable if EZConnect terminates this Agreement on or before the Audit Completion Date, with the repayment of the note to be made five days following such termination. Following the Audit Completion Date, if the Audited Financial Statements are delivered without the termination of this Agreement by EZConnect, the Advance shall constitute a payment from EZConnect against the purchase price for the Encore Shares which is non-refundable; provided, that such amount shall be refunded to EZConnect if: (i) this Agreement is terminated by EZConnect due to a material reduction in the Encore Net Worth as provided above; (ii) Sprint Spectrum LP should exercise its right of first refusal to acquire Encore, which right is described in the Encore Disclosure Schedules; or (iii) this Agreement should be terminated by EZConnect due to a material misrepresentation by Encore herein or a material breach by Encore of its obligations hereunder."

Section 1.03 (a)

 - The date "October, 15, 2000" shall be replaced by "September 15, 2000".

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Sections 6.06 and 6.07

 - These sections shall be deleted in their entirety.

     IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be executed by their respective officers, thereunto duly authorized, as of the date first above written.

EZConnect:  EZConnect, Inc.
A Nevada Corporation
By: /S/ J. Greg Spencer
Its: President

Encore:  Encore Wireless, Inc.
A California Corporation
By: /S/ Kevin S. Hamilton
Its: Chief Executive Officer

Merger Sub: EZConnect Merger Co.
A Nevada corporation
By: /S/ J. Greg Spencer
Its: President


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$150,000                                                 Salt Lake City, Utah
                                                               August 9, 2000

                                 PROMISSORY NOTE

     For value received, Encore Wireless, Inc., a California corporation ("Encore"), with offices at 2900 Townsgate Road, Suite 200, Westlake Village, California 91361, hereby promises to pay to the order of EZConnect, Inc., a Nevada corporation ("EZConnect), at 6009 South Redwood Road, Salt Lake City, Utah 84123, the principal amount of One Hundred Fifty Thousand Dollars ($150,000), without interest, on or before August 19, 2000. If this Note is not paid when due, interest shall begin to accrue on all amounts outstanding hereunder at the rate of eighteen percent (18%) per annum from the due date until the date of payment. This Note may be prepaid at any time without penalty.

     If this Note is collected by an attorney after default in the payment of principal or interest, either with or without suit, the undersigned agrees to pay all costs and expenses of collection including a reasonable attorney's fee.

     The makers, sureties, guarantors and endorsers hereof severally waive presentment for payment, demand and notice of dishonor and nonpayment of this Note, and consent to any and all extensions of time, renewals, waivers or modifications that may be granted by the holder hereof with respect to the payment or other provisions of this Note, and to the release of any security, or any part thereof, with or without substitution.

     Encore hereby represents and warrants to EZConnect that: (i) Encore is a validly existing California corporation, with full power and authority to own its assets, to conduct its business in the manner and in the places in which it presently is conducted, and to perform its obligations under this Promissory Note; (ii) Encore has taken all action required by its articles of incorporation and by-laws to authorize the execution, delivery and performance of this Promissory Note; (iii) this Promissory Note constitutes the valid and binding obligation of Encore enforceable against it in accordance with its terms; and (iv) the execution, delivery and performance by Encore of this Promissory Note will not violate any provision of its articles of incorporation or by-laws or any applicable law, statute, rule, regulation, ordinance, decree, judgment or order, and will not conflict with or result in any breach of any provision of, or constitute a default under, any agreement, instrument or other document to which Encore is a party or by which its properties are bound.

     IN WITNESS WHEREOF, the undersigned has executed this Promissory Note on this 9th day of August, 2000.

Encore Wireless, Inc.
A California corporation
By: /S/ Kevin S. Hamilton
Chief Executive Officer